Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contacts:
Mel Stephens
(248) 447-1624

Joel Elsesser
(248) 447-5512

Lear Reports Record First Quarter 2018 Results

and Increases Full Year Financial Outlook

SOUTHFIELD, Michigan, April 26, 2018 — Lear Corporation (NYSE: LEA), a leading global supplier of automotive seating and electrical systems, today reported record results for the first quarter 2018. Highlights include:

•	Record sales of $5.7 billion, up 15% from a year ago

•	Record net income of $353.7 million and record adjusted net income of $344.5 million, compared to $305.8 million and $300.1 million, respectively, in the prior year

•	Record core operating earnings of $490.5 million, up 14% from a year ago

•	Record earnings per share of $5.16 and record adjusted earnings per share of $5.10, up 19% from a year ago

•	Increased share repurchase authorization to $1.5 billion and raised quarterly cash dividend by 40% to $0.70 per share

•	Announced record 2018 to 2020 sales backlog of $3.2 billion ($4 billion including non-consolidated sales)

•	Quoting activity in electrification and connectivity is accelerating

•	Increasing full year outlook for sales and earnings

“In the first quarter, we again delivered record financial results and accelerated our sales growth,” said Ray Scott, Lear’s president and chief executive officer. “We are launching many new programs this year with added content and opportunities for profitable product mix improvement. In Seating, we have 145 launches, 70% of which are on high-content crossovers, SUVs and pickups. In E-Systems, we have 160 launches, including the industry’s most sophisticated connected gateway module. With our unique product capabilities in Seating and E-Systems and the continued convergence of the two segments, we are extremely well positioned for future growth. In addition to our record backlog of awarded programs, this year we are quoting $1 billion in annualized new business related to the trends of electrification and connectivity alone. Our top priority is to capitalize on the significant growth opportunities in front of us while continuing to maintain our operational excellence, generate strong cash flow and deliver superior returns to our shareholders,” Scott concluded.

(more)

First Quarter Financial Results

(in millions, except per share amounts)

	2018	2017
Reported
Sales	$5,733.7	$4,998.5
Net income	$353.7	$305.8
Earnings per share	$5.16	$4.35
Adjusted (1)
Core operating earnings	$490.5	$431.5
Adjusted net income	$344.5	$300.1
Adjusted earnings per share	$5.10	$4.27

In the first quarter of 2018, sales were $5.7 billion, an increase of 15% year-over-year. Excluding the impact of foreign exchange, sales were up 8%. This increase reflects the addition of new business in both product segments and the acquisition of Grupo Antolin’s seating business, partially offset by lower production volumes on key Lear platforms. Sales for our Seating and E-Systems segments were up 12% and 24%, respectively. Excluding the impact of foreign exchange, sales for our Seating and E-Systems segments were up 6% and 15%, respectively.

Core operating earnings were up $59 million to $491 million, or 8.6% of sales, primarily reflecting the increase in sales. In the Seating segment, margins and adjusted margins were 7.8% and 8.3% of sales, respectively. In the E-Systems segment, margins and adjusted margins were 13.6% and 14.1% of sales, respectively.

Earnings per share were $5.16. Adjusted earnings per share were up 19% to $5.10 per share, reflecting improved operating earnings, a lower tax rate and a reduced share count.

Net cash provided by operating activities was $237 million, and free cash flow (1) was $74 million.

(1)	For more information regarding our non-GAAP financial measures, see “Non-GAAP Financial Information” below.

Increased Share Repurchase Authorization and Dividend

On February 13, 2018, Lear’s Board of Directors authorized an increase in Lear’s share repurchase authorization and extended the term to December 31, 2020, bringing the total value of shares that may be repurchased to $1.5 billion. In addition, the Board increased Lear’s quarterly cash dividend by 40% from $0.50 per share to $0.70 per share.

During the first quarter of 2018, we repurchased approximately 829,000 shares of our common stock for a total of $155 million. As of the end of the first quarter, we had a remaining share repurchase authorization of $1.35 billion, which reflects approximately 10% of our total market capitalization at current market prices.

Since initiating the share repurchase program in early 2011, we have repurchased 44.9 million shares of our common stock for a total of $3.7 billion at an average price of $81.72 per share. This represents a reduction of approximately 43% of our shares outstanding at the time that we began the program.

Full Year 2018 Financial Outlook

Lear is increasing its full year 2018 financial outlook for sales and earnings based on our strong first quarter performance and outlook for the remainder of the year.

Sales in 2018 are now expected to be in the range of $21.8 billion to $22.0 billion, up $400 million from the prior outlook. The increase in sales reflects the strengthening of foreign currencies compared to the U.S. dollar, as well as higher production on key Lear programs. Core operating earnings are now expected to be in the range of $1,790 million to $1,810 million, up approximately $40 million from the prior outlook.

Pretax operational restructuring costs are estimated to be $70 million, capital expenditures are expected to be $660 million, and depreciation and amortization expense is estimated to be $500 million.

The Company’s effective tax rate on an adjusted basis is expected to be approximately 22%. Adjusted net income is expected to be in the range of $1,250 million to $1,270 million.

Net cash provided by operating activities is estimated to be $1.9 billion, and free cash flow is expected to be more than $1.2 billion.

Lear’s 2018 financial outlook is based on a global industry production assumption of 95.7 million vehicles, up 3% from 2017. On a regional basis, vehicle production is forecasted to be 17.2 million units in North America, up 1%, 23.4 million units in Europe and Africa, up 2%, and 27.0 million units in China, up 3%. The financial outlook is also based on an average exchange rate of $1.21/Euro for the year.

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) because to do so would be potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

Webcast Information

Lear will webcast a conference call to review the Company’s first quarter 2018 financial results and related matters on April 26, 2018, at 8:00 a.m. Eastern Time, through the investor relations link at lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international). The audio replay will be available two hours following the call until May 11, 2018, at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) with a Conference I.D. of 58073012.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other (income) expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “adjusted net income attributable to Lear” (adjusted net income), “adjusted diluted net income per share available to Lear common stockholders” (adjusted earnings per share), “tax expense excluding the impact of restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Other (income) expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the disposal of fixed assets and the non-service cost components of net periodic benefit cost. Adjusted net income represents net income attributable to Lear adjusted for restructuring costs and other special items, including the tax effect thereon. Adjusted earnings per share represents diluted net income per share available to Lear common stockholders adjusted for the redeemable noncontrolling interest adjustment, restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by operating activities, less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted net income, adjusted earnings per share and tax expense excluding the impact of restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted net income, adjusted earnings per share, tax expense excluding the impact of restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the investor relations link at lear.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company’s sales backlog. The Company’s sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear

Lear Corporation was founded in Detroit in 1917 as American Metal Products. Today, Lear is one of the world’s leading suppliers of automotive seating systems and electrical systems (E-Systems). Lear serves every major automaker in the world, and Lear content can be found on more than 400 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 165,000 employees located in 39 countries. Lear currently ranks #151 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at lear.com or follow us on Twitter @LearCorporation.

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Lear Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Three Month Period Ended
	March 31, 2018	April 1, 2017
Net sales	$5,733.7	$4,998.5
Cost of sales	5,102.3	4,416.0
Selling, general and administrative expenses	155.4	155.7
Amortization of intangible assets	13.1	10.1
Interest expense	20.7	20.8
Other (income) expense, net	(5.6)	3.7

Consolidated income before income taxes and equity in net income of affiliates	447.8	392.2
Income taxes	77.7	89.1
Equity in net income of affiliates	(4.1)	(15.4)

Consolidated net income	374.2	318.5
Net income attributable to noncontrolling interests	20.5	12.7

Net income attributable to Lear	$353.7	$305.8

Diluted net income per share available to Lear common stockholders	$5.16	$4.35

Weighted average number of diluted shares outstanding	67.6	70.3

Lear Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	March 31, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$1,268.5	$1,500.4
Accounts receivable	3,795.2	3,230.8
Inventories	1,266.3	1,205.7
Other	769.7	676.1

	7,099.7	6,613.0

Long-Term:
PP&E, net	2,560.9	2,459.4
Goodwill	1,464.7	1,401.3
Other	1,555.9	1,472.2

	5,581.5	5,332.9

Total Assets	$12,681.2	$11,945.9

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$2.9	$—
Accounts payable and drafts	3,483.0	3,167.2
Accrued liabilities	1,801.4	1,678.1
Current portion of long-term debt	9.1	9.0

	5,296.4	4,854.3

Long-Term:
Long-term debt	1,950.0	1,951.5
Other	709.9	694.1

	2,659.9	2,645.6

Redeemable noncontrolling interest	170.3	153.4
Equity	4,554.6	4,292.6

Total Liabilities and Equity	$12,681.2	$11,945.9

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	March 31, 2018	April 1, 2017
Net Sales
North America	$2,055.1	$1,989.2
Europe and Africa	2,443.2	1,915.4
Asia	1,044.1	923.3
South America	191.3	170.6

Total	$5,733.7	$4,998.5

Content per Vehicle [1]
North America	$467	$439
Europe and Africa	$406	$316
Free Cash Flow [2]
Net cash provided by operating activities	$236.8	$278.9
Capital expenditures	(162.8)	(120.8)

Free cash flow	$74.0	$158.1

Depreciation and Amortization	$120.2	$96.9
Diluted Shares Outstanding at end of Quarter [3]	66,847,903	69,481,327
Core Operating Earnings [2]
Net income attributable to Lear	$353.7	$305.8
Interest expense	20.7	20.8
Other (income) expense, net	(5.6)	3.7
Income taxes	77.7	89.1
Equity in net income of affiliates	(4.1)	(15.4)
Net income attributable to noncontrolling interests	20.5	12.7

Pretax income before equity income, interest and other (income) expense	462.9	416.7
Restructuring costs and other special items—
Costs related to restructuring actions	24.0	8.8
Acquisition costs	0.4	1.6
Acquisition-related inventory fair value adjustment	—	1.7
Other	3.2	2.7

Core operating earnings	$490.5	$431.5

Adjusted Net Income Attributable to Lear [2]
Net income available to Lear common stockholders	$348.3	$305.8
Redeemable noncontrolling interest	5.4	—

Net income attributable to Lear	353.7	305.8
Restructuring costs and other special items—
Costs related to restructuring actions	24.0	8.8
Acquisition costs	0.4	1.6
Acquisition-related inventory fair value adjustment	—	1.7
Litigation	0.3	—
Gain related to affiliate	(10.0)	—
Other	3.4	1.3
Tax impact of special items and other net tax adjustments [4]	(27.3)	(19.1)

Adjusted net income attributable to Lear	$344.5	$300.1

Weighted average number of diluted shares outstanding	67.6	70.3

Diluted net income per share available to Lear common stockholders	$5.16	$4.35

Adjusted earnings per share	$5.10	$4.27

[1]	Content per Vehicle for 2017 has been updated to reflect actual production levels.
[2]	See “Non-GAAP Financial Information” included in this press release.
[3]	Calculated using stock price at end of quarter.
[4]	Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except margins)

	Three Months Ended
	March 31, 2018	April 1, 2017
Adjusted Segment Earnings
Seating
Net sales	$4,329.9	$3,868.0

Segment earnings	$339.5	$320.3
Costs related to restructuring actions	19.2	6.7
Other	(0.5)	1.7

Adjusted segment earnings	$358.2	$328.7

Adjusted segment margins	8.3%	8.5%

E-Systems
Net sales	$1,403.8	$1,130.5

Segment earnings	$190.8	$164.9
Costs related to restructuring actions	2.7	2.0
Other	3.9	1.2

Adjusted segment earnings	$197.4	$168.1

Adjusted segment margins	14.1%	14.9%